                                                                    EXHIBIT 12-1

                          CENTERPOINT PROPERTIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                            1997           1996           1995            1994           1993
                                           -------        -------        -------        -------        -------
Available earnings:
   Net income (loss)                       $27,630        $14,941        $ 8,212        $ 2,359        ($4,930)
   Add interest expense (1)                 10,871         10,992         12,985         12,157          4,111
                                           -------        -------        -------        -------        -------
Available earnings (loss) (2)              $38,501        $25,933        $21,197        $14,516        ($  819)
                                           -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------
Fixed Charges:
   Interest expense                        $10,871        $10,992        $12,985        $12,157         $4,111
   Capitalized interest                        893            142             20             63            470
                                           -------        -------        -------        -------        -------
Total Fixed Charges                        $11,764        $11,134        $13,005        $12,220         $4,581
                                           -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------

Ratio of earnings to Fixed Charges (3)        3.27           2.33           1.63           1.19
                                           -------        -------        -------        -------
                                           -------        -------        -------        -------

-----------------------------
NOTES:
(1)  Interest expense includes amortization of debt expense.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.
(3) The ratio of earnings to fixed charges for the year ended December 31, 1993 was less than one to one. The approximate dollar amount necessary to cover the deficiency in that period was $5,400.